Exhibit 4.36

Exclusive Option Agreement

This Exclusive Option Agreement (“this Agreement”) is made and entered into by and among the following Parties as of June 26, 2018 in Beihai, the People’s Republic of China:

Party A:

Beihai Green Lemon Technology Co., Ltd., a wholly foreign-owned enterprise duly registered in China, whose Unified Social Credit Code is 91450500MA5N95341R and having its registered office at Room A02, 4/ F, Building 1, No. 23, Jilin Road, Industrial Park, Beihai;

Party B:	YANG Tao, a Chinese citizen whose ID number is ******************; MA Ming, a Chinese citizen whose ID number is ******************; YUAN Kai, a Chinese citizen whose ID number is ******************;
Party C:

Beihai Super Egg E-Commerce Co., Ltd., a limited liability company organized and existing under the laws of China, whose Unified Social Credit Code is 91450500MA5N7ECU5J, having its registered office at Room A05, 3/ F, Building 1, No. 23, Jilin Road, Industrial Park, Beihai.

In this Agreement, Party A, Party B and Party C shall be hereinafter referred to as a “Party” individually, and the “Parties” collectively.

WHEREAS:

Party B is a shareholder of Party C and holds 100% of the Equity Interest in Party C as of the execution date hereof;

Now Therefore, the Parties hereby agree as follows through mutual negotiations:

1.	Sale and Purchase of Equity Interest and Asset
1.1	Grant of Option
1.1.1

Each of Party B hereby irrevocably grants Party A an irrevocable exclusive right (the “Equity Interest Purchase Option”) to purchase, or designate one or more persons (each, the “Equity Interest Designee”) to purchase in whole or in part the Equity Interest in Party C now or then held by Party B from any party of Party B at any time and from time to time at Party A’s sole and absolute discretion to the extent permitted by the laws of the People’s Republic of China (“China”) and at the price described in Section 1.3 herein. Except for Party A and the Equity Interest Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the Equity Interest held by Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, joint ventures, partnerships, enterprises, trusts or non-corporate organizations.

1.1.2

Party C hereby irrevocably grants Party A an irrevocable exclusive right (the “Asset Purchase Option”) to purchase, or designate one or more persons (the “Asset Designee”, collectively the "Designee" with the Equity Interest Designee) to purchase in whole or in part the Asset in Party C from Party C at any time and from time to time at Party A’s sole and absolute discretion to the extent permitted by the law of China and at the price described in Section 1.3 herein. Except for Party A and the Asset Designee(s), no other person shall be entitled to the Asset Purchase Option or other rights with respect to Party B’s asset. Party B hereby agrees to the grant by Party C of the Asset Purchase Option to Party A in accordance under this Agreement.

1.2	Steps for Exercise of Equity Interest Purchase Option and Asset Purchase Option

Subject to the terms and conditions of this Agreement, Party A shall have the absolute discretion to determine the specific time, manner and frequency of exercising its right to the extent permitted by the laws of China.

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (the “ Purchase Option Notice”), specifying: (i) Party A’s decision to exercise the Equity Interest Purchase Option; (ii) the portion of Equity Interest Party A proposes to be purchase from Party B (the “Optioned Equity Interest”); and (iii) the date for purchasing/transferring the Optioned Equity Interest.

Subject to the provisions of the laws and regulations of China, Party A may exercise the Asset Purchase Option by issuing a written notice to Party C (the “Asset Purchase Option Notice”), specifying: (i) Party A’s decision to exercise the Asset  Purchase Option; (ii) the specific asset Party A proposes to be purchase from Party C (the “Optioned Asset”); and (iii) the date for delivering/transferring the Optioned Asset.

When Party A exercises the Equity Interest Purchase Option or the Asset Purchase Option, Party A can be transferred the Optioned Equity Interest or the Optioned Asset by itself, or it appoint the Designee(s) to be transferred in whole or in part.

1.3	Equity Interest Purchase Price and Asset Purchase Price
1.3.1

As far as the Optioned Equity Interest is concerned, Unless an appraisal is required by the laws of China for the Equity Interest Purchase Option exercised by Party A, the purchase price of the Optioned Equity Interest (the “Equity Interest Purchase Price”) shall be RMB1.00; In the event that the minimum price permitted by the laws of China at that time is higher than the aforementioned price, the transfer price shall be the minimum price. If Party B receives a transfer price which is higher than RMB1.00 for the Optioned Equity Interest held by Party B or receives any form of profit distribution or dividends from Party C, Party B agrees that, subject to the laws of China, Party A shall be entitled to receive such income of more than RMB1.00. Party B shall instruct the relevant transferee(s) or Party C to pay the aforementioned income to the bank account designated by Party A at that time.
1.3.2

With respect to the right to the Asset Purchase Option, for each exercise of the right, the purchase price of the Optioned Assets (the “Asset Purchase Price”) shall be the net book value of the Optioned Asset; However, In the event that the minimum price permitted by the laws of China at that time is higher than the aforementioned net book value, the transfer price shall be the minimum price permitted by the laws of China.

1.4	Transfer of Optioned Equity Interest and Optioned Asset

For each exercise of the Equity Interest Purchase Option or the Asset Purchase Option:

1.4.1

Party B and Party C shall cause Party C to promptly convene a shareholders meeting and/or board meeting (whichever is applicable), at which a resolution shall be adopted approving Party B’s transfer of the Optioned Equity Interest to Party A and/or the Equity Interest Designee(s), or approving Party C’s transfer of the Optioned Asset to Party A and/or the Asset Designee(s);

1.4.2

Party B or Party C (whichever is applicable) shall execute a share transfer contract or asset transfer contract with Party A and/or each Designee (whichever is applicable) with respect to each transfer (collectively “Transfer Contracts”), in accordance with the provisions of this Agreement and the corresponding purchase notice;

1.4.3

The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Optioned Equity Interest or the Optioned Asset to Party A and/or the Designee(s) (whichever is applicable) , unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Equity Interest or the Optioned Asset (if any). For the purposes of this Section and this Agreement, “Security Interests” shall include securities, mortgages, pledges, liens, claims, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, title retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and Party B’s Equity Pledge Agreement. “Party B’s Equity Pledge Agreement” as used in this Section and this Agreement shall refer to the Equity Pledge Agreement executed by and among Party A, Party B and Party C on the date of this Agreement , whereby Party B pledges all of its Equity Interest in Party C to Party A, in order to guarantee Party B’s obligations under this Agreement and Party C’s performance of its obligations under the Exclusive Business Cooperation Agreement executed by and between Party C and Party A and other agreements.

2.	Covenants
2.1	Covenants regarding Party C

Party B (as a shareholder of Party C) and Party C hereby covenant as follows:

2.1.1

Without prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or otherwise change its structure of registered capital;

2.1.2	They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices, and prudently and effectively operate its business and handle its affairs;
2.1.3

Without prior written consent of Party A, they shall not at any time after the execution date hereof, sell, transfer, mortgage or otherwise dispose of any Equity Interest of Party C, any asset of Party C or legal or beneficial interest in the business or revenues of Party C, or allow creation of any encumbrance or security interest thereon;

2.1.4

Without prior written consent of Party A, they shall not incur, inherit, guarantee or allow the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through borrowing loans; and (ii) debts that have been disclosed to Party A and for which Party A’s written consent has been obtained;

2.1.5

They shall ensure to operate all of Party C’s businesses during the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

2.1.6

Without prior written consent of Party A, they shall not cause Party C to execute any major contract, except for contracts executed in the ordinary course of business (for the purpose of this subsection, a contract with a value exceeding RMB 100,000 shall be deemed a major contract);

2.1.7	Without prior written consent of Party A, they shall not cause Party C to provide any person with any loan, credit, guarantee or guarantee;
2.1.8	They shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;
2.1.9

If requested by Party A, they shall procure and maintain insurance in respect of Party C’s asset and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10	Without prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire or invest in any person, or be acquired or invested by any person;

2.1.11	Without prior written consent of Party A, they shall not liquidate, dissolve or deregister Party C;
2.1.12	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s asset, business or revenue;
2.1.13

To maintain the ownership by Party C of all of its asset, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.14

Without prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute any distributable profits, dividends, or bonuses to its shareholder, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits dividends, and bonuses to its shareholders;

2.1.15	At the request of Party A, they shall appoint any persons designated by Party A as the director or supervisor of Party C, or other company management personnel appointed and removed by Party B；
2.1.16

They shall promptly inform Party A of any situation that may have a material adverse effect on the survival, business operation, financial condition, assets or goodwill of Party C, and shall timely take all measures approved by Party A to eliminate such adverse situation or take effective remedial measures against it; and

2.1.17

Party C shall , at the request of Party A at any time, immediately and unconditionally transfer the Optioned Asset to Party A and/or the designee(s) in accordance with the Asset Purchase Option under this Agreement.

2.2	Covenants of Party B

Party B hereby covenants as follows:

2.2.1

Without prior written consent of Party A, Party B shall not sell, transfer, mortgage or otherwise dispose any legal or beneficial interest in the Equity Interest in Party C held by Party B, or allow creation of any encumbrance or Security Interests thereon, except for the pledge created on these Equity Interest in accordance with Party B’s Equity Pledge Agreement;

2.2.2

Party B shall cause the shareholder and/or the board of directors of Party C to disapprove the sale, transfer, mortgage, pledge or otherwise disposition of any legal or beneficial interest in the Equity Interest in Party C held by Party B, or allow the creation of encumbrance or any Security Interests thereon, without prior written consent of Party A, except for the pledge created on these Equity Interest in accordance with Party B’s Equity Pledge Agreement;

2.2.3

Party B shall cause the shareholder or the board of directors of Party C to disapprove Party C’s merger or consolidation with any person, or the acquisition of or investment in any person, or the acquisition or investment by any person without prior written consent of Party A;

2.2.4

Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity Interest or the asset in Party C held by Party B;

2.2.5

Party B shall cause the shareholder or the board of directors of Party C to vote their approval of the transfer of the Optioned Equity Interest or the Optioned Asset as set forth in this Agreement and to take any and all other actions that may be requested by Party A;

2.2.6

To the extent necessary to maintain Party B’s ownership in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.2.7	Party B shall, at the request of Party A, appoint any designee of Party A as the director of Party C;
2.2.8

Party B shall, at the request of Party A at any time, promptly and unconditionally transfer its Equity Interest in Party C to Party A and/or the Equity Interest designee(s) in accordance with the Equity Interest Purchase Option under this Agreement, and Party B hereby waives its right of first refusal (if any) to the share transfer by the other existing shareholder of Party C (if any); and

2.2.9

Party B shall strictly abide by the provisions of this Agreement and other Agreements jointly or separately executed by and among Party B and/or Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability hereof and thereof. To the extent that Party B has any residual rights with respect to the Equity Interest subject to this Agreement hereunder or under Party B’s Equity Pledge Agreement or under the Power of Attorney Agreement granted in favor of Party A, Party B shall not exercise such rights except in accordance with the written instructions of Party A.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Equity Interest or the Optioned Asset, that:

3.1

Party B shall have full and independent legal status and legal ability to enter into, deliver and perform this Agreement and can independently act as a party to the litigation subject. Moreover, it is authorized to execute and deliver this Agreement and any Transfer Contracts and to perform its obligations under this Agreement and any Transfer Contracts. Party B and Party C agree to sign a Transfer Contracts consistent with the terms of this Agreement upon Party A or the designee(s)’ exercise of the Equity Interest Purchase Option or the Asset Purchase Option. This Agreement and the Transfer Contracts to which it is a party constitute or will constitute its legal, valid and binding obligations and can be enforced in accordance with the provisions thereof;

3.2

The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violation of any applicable Chinese laws; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3	Party C has a good and merchantable title to all of its asset, and Party B has not created any security interest on such asset;
3.5

Party B has a good and merchantable title to the Equity Interest in Party C held by Party B. Except for the Party B’s Equity Pledge Agreement, Party B has not created any security interest on such Equity Interest;

3.4	Party C has a good and merchantable title to all of its asset, and except otherwise disclosed in writing, has not created any security interest or purchase option on the aforementioned asset;
3.5

Party C does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts that have been disclosed to Party A and for which Party A’s written consent has been obtained;

3.6	There are no pending or threatened litigation, arbitration or administrative proceedings involving the Equity Interest in Party C, asset of Party C or Party C; and
3.7

Except for the registration of equity pledge with Administration for Industry and Commerce in accordance with the provisions of Party B’s Equity Pledge Agreement, the execution and performance of this Agreement and the grant or exercise of the Equity Interest Purchase Option or the Asset Purchase Option under this Agreement do not require the consent, license, waiver, authorization of any third party, or the approval, permission, exemption from any governmental authority, or the registration or filing procedures with any governmental authority.

4.	Effective Date

This Agreement shall become effective upon the execution date hereof and shall be valid for 10 years, and may choose to renew this Agreement. In the event that Party A chooses to extend the term, the validity period of the extension shall be determined by

Party A, and Party B and Party C shall unconditionally accept such renewal and the validity period of the extension.

5.	Governing Law and Dispute Resolution
5.1	Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the Dispute Resolution hereunder shall be governed by the laws of China.

5.2	Dispute Resolution

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement within 30 days after either Party requests to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred by or levied on itself in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

Whether or not there is a rule to the contrary, if the tax authority considers that the Equity Interest Purchase Price or the Asset Purchase Price is not a reasonable transfer price and the tax base is adjusted, the additional tax shall be borne by Party B (in the case where Party A exercises the Equity Interest Purchase Option) or Party C (in the case where Party A exercises the Asset Purchase Option).

7.	Notices
7.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail with postage prepaid, commercial courier service or facsimile transmission to the contact address of such Party. Each notice shall be followed by a confirmation copy sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1	Notices given by personal delivery, courier service, registered mail with postage prepaid shall be deemed effectively given on the date of receipt or rejection at the address specified for notices.

7.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).
7.2	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.
8.	Confidentiality

The Parties acknowledge that any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement constitute confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (i) is or becomes available to the general public (other than through the receiving Party’s unauthorized disclosure); (ii) is required to be disclosed by applicable laws or regulations or rules or regulations of any stock exchange; or (iii) is necessary to be disclosed by any Party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the employees of or agencies engaged by any Party shall be deemed disclosure by such Party itself and such Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Miscellaneous
10.1	Amendment, change and supplement

Any amendment, change and supplement to this Agreement shall be made only by a written contract executed by all of the Parties.

10.2	Entire Agreement

Except for the amendments, supplements or changes made in writing after the execution hereof, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

10.3	Headings

The headings of this Agreement are inserted for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.4	Language

This Agreement is written in Chinese in five counterparts of equal legal force.

10.5	Severability

In the event that one or several provisions hereof are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.6	Assignment

Without Party A’s prior written consent, the other parties shall not assign its rights and obligations hereunder to any third party. Party B and Party C agree that Party A may assign its obligations and rights hereunder to any third party and in the case of such assignment, Party A is only required to give written notice to Party B and Party C e other parties and does not need to seek any consent from Party B and Party C.

10.7	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assignees of such Parties.

10.8	Survival
10.8.1	Any obligations arising out of or due hereunder before the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.
10.8.2	Sections 5, 7, 8 and this Section 10 shall survive the expiration or termination of this Agreement.

10.9	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be made in writing and shall require the signatures of all the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such Party with respect to any similar breach in other circumstances.

[Signature page follows]

(Signature Page to Exclusive Option Agreement)

Party A:
Beihai Green Lemon Technology Co., Ltd. (Seal)
Legal Representative:	/s/YANG Tao

Party B:
YANG Tao
Signature:	/s/YANG Tao

MA Ming
Signature:	/s/MA Ming

YUAN Kai
Signature:	/s/ YUAN Kai

Party C:
Beihai Super Egg E-Commerce Co., Ltd. (Seal)
Legal Representative:	/s/YANG Tao